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EXHIBIT 3(i).4


             CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                           (AFTER ISSUANCE OF STOCK)

                         SUTTON TRADING SOLUTIONS, INC.

      We, the undersigned, Andrew J. Kacic, Chairman, and John W. Shaffer, Secretary of Sutton Trading Solutions, Inc. do hereby certify:

         That the Board of Directors of said corporation by Unanimous Written Consent of the Board of Directors dated as of February 27, 2003 adopted resolutions to amend the original articles as follows:

      Article I is hereby amended to read in its entirety as follows:

            Article I. The name of the corporation is Global diversified Acquisition Corp. (hereinafter called the "Corporation").

      Article IV is hereby amended to read in its entirety as follows:

            Article IV. The Corporation shall have authority to issue an aggregate of One Hundred Million (100,000,000) shares of common voting equity stock of par value one mil ($0.001) per share, and no other class or classes of stock, for a total capitalization of $100,000. The Corporation's capital stock may be sold from time to time for such consideration as may be fixed by the Board of Directors, provided that no consideration so fixed shall be less than par value. Each 100 shares of Common Stock outstanding at 9:00 a.m. on February 13, 2001 shall be deemed to be one share of Common Stock of the Corporation, par value one mil ($0.001) per share. Each 400 shares of Common Stock outstanding at 9:00 a.m. on April __, 2003 [i.e., the filing date of the Certificate of Amendment] shall be deemed to be one share of Common Stock of the Corporation, par value one mil ($0.001) per share."

      The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 47,579,520; that the said change and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.


                                       ----------------------------------------
                                       Andrew J. Kacic, Chief Executive Officer



                                       ----------------------------------------
                                       John W. Shaffer, Secretary

STATE OF ARIZONA       )
                       )   SS.
COUNTY OF              )


      On April ___, 2003, personally appeared before me, a Notary Public, Andrew
J. Kacic and John W. Shaffer, who acknowledged that they executed the above instrument.


                                       ----------------------------------------
                                       Signature of Notary
                                       (Notary Stamp or Seal)